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                                      U.S. SECURITIES AND EXCHANGE COMMISSION
                                                Washington, D.C. 20549


                                                      FORM 12b-25

                                                                                                    -----------------------------
NOTIFICATION OF LATE FILING                                                                                SEC FILE NUMBER
                                                                                                               0-20769
(Check One):  |_| Form 10-K and Form 10-KSB |_| Form 20-F |_| Form 11-K |X| Form 10-Q               -----------------------------
                  and Form 10-QSB |_| Form N-SAR
                                                                                                    -----------------------------
                                                                                                             CUSIP NUMBER
                                                                                                             126827 10 4
                                                                                                    -----------------------------
     For Period Ended: ................................................ June 30, 1997

     [ ] Transition Report on Form 10-K
     [ ] Transition Report on Form 20-F
     [ ] Transition Report on Form 11-K
     [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form N-SAR


Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.



____________________________________________________________________________________________________________________________________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:



____________________________________________________________________________________________________________________________________
PART I -- REGISTRANT INFORMATION
____________________________________________________________________________________________________________________________________

Full Name of Registrant

     Cable & Co. Worldwide, Inc.
____________________________________________________________________________________________________________________________________

Former Name if Applicable



     724 Fifth Avenue
____________________________________________________________________________________________________________________________________
Address of Principal Executive Office (Street and Number)


     New York, New York 10019
____________________________________________________________________________________________________________________________________
City, State and Zip Code
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

PART II -- RULE 12b-25(b) AND (c)
________________________________________________________________________________

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     |X| (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     |X| (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     |_| (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


________________________________________________________________________________
PART III -- NARRATIVE
________________________________________________________________________________

State below in reasonable detail why the Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.


The Company was unable to prepare the Form 10-QSB due to information not available at the time of filing.



________________________________________________________________________________
PART IV--OTHER INFORMATION
________________________________________________________________________________


     (1) Name and telephone number of person to contact in regard to this notification


    Joel Brooks       (800)           624-2020
     (Name)        (Area Code)    (Telephone Number)


     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                  |X| Yes |_| No


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


     (3) Is it anticipated that any significant changes in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                 |_| Yes  |X| No

See attached.

     If so, attach an explanation of the anticipated changes, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.




                          CABLE & CO. WORLDWIDE, INC.
                  (Name of Registrant as specified in charter)




has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: August 15, 1997                           By: /s/ Joel Brooks
      ---------------                               ----------------------
                                                      Joel Brooks
                                                      Chief Financial Officer


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